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                                                        EXHIBIT 10.22

                                    April 14, 1997



Mr. James B. Perry
2211 Burroughs Avenue
Linwood, NJ  08221

          Re:  Employment Agreement with Argosy Gaming Company

Dear Mr. Perry:

          I am pleased to offer you employment with Argosy Gaming Company (the "Company") under the following terms:

          1.   TITLE AND DUTIES.

          Your title shall be President and Chief Executive Officer. As such, you shall report to the Executive Committee and full Board of Directors. You shall have all of the authority and duties usual and customary to the Chief Executive Officer of a publicly-traded corporation, including but not limited to the power to direct and control the activities of the senior officers and employees of the Company or their equivalent including, but not limited to, the Chief Financial Officer, Vice President Operations, General Counsel, Vice President Development/Facilities and Vice President Sales and Marketing. As to the officers and general managers of the Company the Board of Directors will consider your recommendations as to hirings and terminations. As to all other employees of the Company you shall have the power and authority to hire and terminate.

          2.   PLACE OF WORK.

          Headquarters for the Company is currently in Alton, Illinois. You shall maintain an office at headquarters.

          3.   TERM.

          The Term of this Agreement shall be three (3) years from April 21, 1997 ("Effective Date"), subject to the termination pursuant to Section 11.



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April 14, 1997
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          4.   BASIC COMPENSATION.

          Your basic compensation shall be $400,000 annually payable in substantially equal monthly payments commencing from the Effective Date, subject to usual and customary deductions for taxes, governmental charges, and customary contributions to health, welfare and insurance programs maintained by the Company for the senior officers of the Company.

          5.   ADDITIONAL COMPENSATION.

          Promptly after your execution of this Agreement, the Company shall issue to you, from the authorized and unissued shares, 100,000 shares of common stock ("Additional Compensation") and such shares when issued shall be held in escrow for you. Issuance of such shares shall be subject to listing on the New York Stock Exchange and such shares shall be "restricted securities" under the federal securities laws. At the end of 18 months from the Effective Date 40% of the Shares held in escrow shall be released from escrow and delivered to you if you are still employed by the Company and at the end of the Term the balance of the shares held in escrow shall be released from escrow and delivered to you if you are still employed by the Company. You shall be entitled to any dividends (stock or cash) or the benefits of any stock split with respect to the shares distributed to you from the escrow. You shall also have the right to vote the Shares.

          6.   EXPENSES.

          You shall be entitled to reimbursement for all expenses reasonably associated with the Company's business.

          7.   AUTOMOBILE.

          You shall receive an allowance for an automobile in the amount of $800.00 monthly, which shall include the cost of owning or leasing of the car, mileage, maintenance, gas, oil and insurance, and covers your car usage in Alton and New Jersey while in your commuting mode.

          8.   EXECUTIVE AND MANAGEMENT OPTIONS.

          (a) You acknowledge that at the present time the Company's Stock Option Plan ("Option Plan") has less than 200,000 shares of Common Stock available for grant. The Board of Directors is currently considering several alternatives to increase the number of shares available to grant under the Option Plan. Several of the alternatives being considered will require the approval of the stockholders of the Company which will not occur until the 1998 annual meeting. It is the


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April 14, 1997
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Board's desire to have the number of shares available for grant under the
Option Plan to be at least 1,000,000 shares.

          (b) Subject to increasing the shares available for grant under the Plan (or having them available from retired options), the Stock Option Committee will consider your recommendations for option grants to all executive and management employees, including, without limitation the following executives: Chief Financial Officer, General Counsel, Vice President Operations, Vice President Sales & Marketing and Vice President Development/Facilities. All options granted under the Option Plan must be issued at or above the closing price on the date of grant. The options will be subject to the other terms of the Option Plan.

          (c) Subject to increasing the shares available for grant under the Plan, the Stock Option Committee will grant you 300,000 option shares and such shares shall vest in equal amounts (ie., 1/3) over a three year period to track the Term. The 300,000 option shares shall be granted by June 30, 1997 with 100,000 shares available and granted (at market on date of grant) as soon after signing as reasonable, and the remaining 200,000 shares set at the market price when granted on or before June 30, 1997. (It is understood that the Compensation Committee and/or the Board can grant option shares in June by increasing the number of shares reserved under the Option Plan, subject to approval of Shareholders at the next Annual Meeting).

          9.   BENEFITS.

          You shall be eligible to participate in all benefit plans as provided to any officer of the Company. These benefits may change from time to time. At this time it is believed the benefits include (a) family medical and dental benefits, (b) a qualified profit-sharing plan, (c) a group life insurance plan, (d) a disability plan. The current specific benefits are described in the Employee Benefits Handbook. Additionally, you shall be entitled to coverage or reimbursement for any family medical and dental costs not covered by the Company's plans, subject to regulatory guidelines.

          10.  VACATION/SICK LEAVE.

          You shall be entitled to four weeks annual paid vacation which may be taken during your first year of employment and each succeeding year. You shall be entitled to 30 continuous days sick leave for when you are ill, with 60 days on an annual basis. If unable to return to your duties at the end of 30 days with reasonable accommodation, you should be eligible to participate in the long term disability described in Paragraph 9 and your office shall be considered vacant and your employment terminated.


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April 14, 1997
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          11.  TERMINATION.

          Your employment with the Company during the Term may be terminated (a) by the Company for cause (as defined below); (b) by the Company at any time without cause; or (c) by you at any time.

          "Cause" shall mean the following:

          (i) fraud or embezzlement with respect to the Company by you; (ii) material breach by you of this Agreement; (iii) failure to adhere to any reasonable and lawful rule or directive of the Board; (iv) gross or willful neglect of duties; (v) alcohol or drug dependency; (vi) death; (vii) permanent disability preventing the performance of your duties with reasonable accommodation for more than 30 continuous days or 60 days in any 12 month period; or (viii) your failure to qualify (or having so qualified being thereafter disqualified) under any suitability or licensing requirement to which you may be subject by reason of your position with the Company under any gaming laws or regulations as determined by any applicable gaming authority.

          If the purported cause of termination is the reasons set forth in
(ii), (iii) or (iv) above the Company must give notice to you of the cause in writing specifying the purported cause and allow you 60 days to cure the purported cause.

          If your employment with the Company is terminated by the Company for "cause" or if you voluntarily terminate your employment prior to the end of the Term you shall only be entitled to (i) your basic compensation and other benefits to the date of termination; and (ii) the portion, if any, of the Additional Compensation delivered to you prior to termination; however, the portion then held in escrow shall be forfeited.

          If your employment with the Company is terminated by the Company other than for "cause" then you shall be entitled to receive (i) your basic compensation ($400,000) in monthly installments for the 12 months following termination; (ii) out-placement services for 6 months following termination;
(iii) relocation expenses up to $40,000; (iv) the portion, if any, of the Additional Compensation delivered to you prior to termination; however, the portion then held in escrow shall be forfeited; and (v) unless you go to work for a competitor you shall have 90 days after the date of termination to exercise your vested stock options.

          12.  MOVING EXPENSES.

          The Company shall reimburse you for all reasonable costs related to the move of your personal belongings and family from New Jersey to the Alton/St. Louis area. Relocation expenses shall include the commission on the sale of your New Jersey home.



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April 14, 1997
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          13.  RELOCATION EXPENSES.

          The Company shall reimburse you for actual lodging expenses incurred by you and your family while seeking a new home in the Alton/St. Louis area including, a temporary residence not to exceed $3,500 per month. This benefit shall be limited to a period equal to the lesser of 12 months or as long as you own your current home, provided your home is listed and at a reasonable price. If any expenses reimbursed pursuant to Paragraphs 12 and 13 herein result in federal or state income taxation associated with the reimbursement, the Company shall reimburse you for the taxes actually paid.

          14.  REPRESENTATION.

          As part of the inducement for you to accept this offer, the Company has represented to you that its public financial statements reflect fully and accurately in all material respects the Company's financial operations and development status (including without limitation, Lawrenceburg, Indiana) with no material omissions.

          15.  NO ASSIGNMENT.

          This Agreement may not be assigned.

          16.  CHANGE OF CONTROL.

          Should more than 51% of the common stock of the Company be sold to, purchased by or otherwise subject to the control of a third party not currently owning more than 5% of the common stock or should substantially all of the assets of the Company be sold, then you shall be entitled to the following if you are terminated: (i) Additional Compensation held in escrow;
(ii) all your stock options shall vest and (iii) you shall be entitled to the items set forth in Section 11 as if you were terminated by the Company other than for "cause."

          17.  NON-COMPETE.

          Should you voluntarily terminate your employment hereunder or be terminated with cause, you shall not compete with the Company in any jurisdictions where it currently maintains gaming facilities (including managed properties) for a period of 12 months following such resignation or termination and you agree not to solicit any of the Company's management employees for such 12 month period. Should your employment hereunder be terminated without cause you shall not compete with the Company in any jurisdictions where it currently maintains gaming facilities (including managed properties) for as long as the Company is paying you.


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April 14, 1997
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          18.  CONFIDENTIALITY.

          As a condition of this Agreement and your employment with the Company, you must sign and honor our employee confidentiality and non-disclosure agreement presently in effect by the Company.

          19.  ENTIRE AGREEMENT/AUTHORIZATION/BINDING/NO WAIVER/GOVERNING LAW.

          This writing represents the entire Agreement between the parties and may only be modified in writing signed by the parties. The signer of this offer is fully authorized by the Company to make the offer contained herein. This Agreement is binding on the employer and its successors and assigns. No waiver of any provision shall constitute a general waiver for future purposes. This Agreement may be signed in counterparts. This Agreement shall be governed by the laws of the State of Illinois.

          I believe the above sets out the terms of our agreement. I look forward to working with you. Please acknowledge your acceptance of this offer by signing below and returning a copy to me by 5:00 p.m. Chicago time on April 15, 1997.

                                   Very truly yours,

                                   ARGOSY GAMING COMPANY

                                   By:   /s/ William F. Cellini
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                                   Title: Chairman
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AGREED AND ACCEPTED

By:  /s/ James B. Perry
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Dated:   4-14-97
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